UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
              13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 1)*

                                 HEARx, Ltd.
---------------------------------------------------------------------
                               (Name of Issuer)

                                Common Stock
---------------------------------------------------------------------
                    (Title of Class and Securities)

                                  4223601
---------------------------------------------------------------------
                                (CUSIP Number)

                              December 31, 1999
---------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed


           (   ) Rule 13d-1(b)
           ( x ) Rule 13d-1(c)
           (   ) Rule 13d-1(d)
                        ------------------------------


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                 SCHEDULE 13G

CUSIP No. 4223601
---------------------------------------------------------------------

(1)  NAMES OF REPORTING PERSONS
     Minnesota Mining and Manufacturing Company ("3M")

     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     41-0417775

---------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
     (a)  ( )
     (b)  ( )
----------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
---------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
       NUMBER OF                        896,993
        SHARES                     ------------------------------------
     BENEFICIALLY                  (6)  SHARED VOTING POWER
       OWNED BY                         N/A
         EACH                      ------------------------------------
       REPORTING                   (7)  SOLE DISPOSITIVE POWER
        PERSON                          896,993
         WITH                      ------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        N/A
---------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     896,993
---------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      (  )
---------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.2%
---------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     CO
---------------------------------------------------------------------

ITEM 1(A).     NAME OF ISSUER:
               HEARx, Ltd.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               Business Address:  1250 Northpoint Parkway,
               West Palm Beach, Florida  33407.

               Mail Address:  471 Spencer Drive, West Palm Beach,
               Florida  33409.


ITEM 2(A).     NAME OF PERSONS FILING:
               Minnesota Mining and Manufacturing Company

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
               RESIDENCE:

               3M Center, Building 220-12E-02, P.O. Box 33428, St. Paul, Minnesota 55133
               --------------------------------------------------------

ITEM 2(C)      CITIZENSHIP:

               Delaware.
               --------------------------------------------------------

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:

               Common Stock
               --------------------------------------------------------

ITEM 2(E)      CUSIP NUMBER:

               4223601
               --------------------------------------------------------


ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
               13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a) |_| Broker or dealer registered under Section 15 of
                       the Act.

               (b) |_| Bank as defined in Section 3(a)(6) of the Act.

               (c) |_| Insurance Company as defined in Section 3(a)(19)
                       of the Act.

               (d) |_| Investment Company registered under Section 8 of
                       the Investment Company Act of 1940.

               (e) |_| An investment adviser in accordance with Section
                       240.13d-1(b)(1)(ii)(E);

               (f) |_| An employee benefit plan or endowment fund in
                       accordance with Section 240.13d- 1(b)(1)ii)(F).

               (g) |_| A parent holding company or control person, in
                       accordance with Section 240.13d-1(b)(1)(ii)(G);

               (h) |_| A savings association as defined in Section 3(b)
                       of the Federal Deposit Insurance Act;

               (i) |_| A church plan that is excluded from the
                       definition of an investment company under
                       section 3(c)(14) of the Investment Company Act of 1940;

               (j) |_| Group, in accordance with Section 240.13d-
                       1(b)(1)(ii)(J).

               If this statement is filed pursuant to Section 240.13d-1(c), check this box. [X]


ITEM 4.        OWNERSHIP.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issues identified in Item 1.

               (a) Amount beneficially owned:

               3M beneficially owns 896,993 of the outstanding shares of Common Stock of the Issuer identified in
               Item 1. (the "Common Stock")

               (b) Percent of Class:

               8.2% (based upon 10,999,008 shares of the Company's Common Stock outstanding as of October 21, 1999, as disclosed in the Company's Form 10-Q for the quarterly period ended October 1, 1999.)

               (c) Number of Shares as to which such person has:

                   (i)   SOLE VOTING POWER                896,993
                   (ii)  SHARED VOTING POWER                  N/A
                   (iii) SOLE DISPOSITIVE POWER           896,993
                   (iv)  SHARED DISPOSITIVE POWER             N/A


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
               GROUP.

               N/A

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10.       CERTIFICATIONS.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2000


                                  Minnesota Mining and
                                  Manufacturing Company

                                   /s/Gregg M. Larson
                                   ----------------------------------

                                   Name:  Gregg M. Larson
                                   Title: Assistant Secretary